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                     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549

                                   FORM  12b-25

                           NOTIFICATION  OF  LATE  FILING

[  ]  Form  10-KSB   [  ]  Form  11-K   [X]  Form  10-Q   [  ]  Form  N-SAR

                       For  Period  Ended:  September  30,  2001

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:
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         Read Attached Instruction Sheet Before Preparing Form.  Please Print or
         Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the  notification  relates to a portion of the filing checked above, identify  the  Item(s)  to  which  the  notification  relates:

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Part  I  -  Registrant  Information

Full  Name  of  Registrant:                MAGELLAN  FILMED  ENTERTAINMENT, INC.
                                    --------------------------------------------
         Former  Name  if  Applicable:
                                     -------------------------------------------

                             8756  -  122ND  AVENUE  NE
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            Address  of  Principal  Executive  Office  (Street  and  Number)

                            KIRKLAND,  WA  98033
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                            City,  State  and  Zip  Code

Part  II  -  Rules  12b-25(b)  and  (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [Paragraph 23,047], the following should be completed. (Check box, if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]  (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
12b-25(c)  has  been  attached  if  applicable.

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Part  III  -  Narrative

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State below in reasonable  detail the reasons why the Form 1O-KSB,  20-F,  11-K,
10-Q, N- SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The Company's auditors have not completed their review of the Company's financial statements.

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Part  IV  -  Other  Information

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         (1)      Name  and  telephone  number of person to contact in regard to this  notification:

          James  G.  Brewer                         (425)  827-7817
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         (Name)                                 (Area Code)   (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 [X]  Yes                         [  ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [  ]  Yes                         [X]  No


         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        Magellan  Filmed  Entertainment,  Inc.
            --------------------------------------------------------
                  (Name  of  Registrant  as  specified  in  charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                             MAGELLAN FILMED ENTERTAINMENT, INC.

Date:  November  14,  2001                           By:  /s/  James  G.  Brewer
                                                  ------------------------------
                                                       James  G.  Brewer
                                               Its:    Chief  Financial  Officer